Exhibit 99.1

Hercules Technology Growth Capital Announces Third Quarter 2010 Financial Results and Declares a $0.20 Cash Dividend

~ Net investment income up by 19.0% ~

~ Distributable net operating income up over 17.0% to $0.25 per share ~

~ Commitments of $83.0 million, on pace for record year ~

~ Unfunded commitments over $122.0 million ~

~ Strong liquidity position over $218.0 million ~

PALO ALTO, Calif.--(BUSINESS WIRE)--November 4, 2010--Hercules Technology Growth Capital, Inc. (NASDAQ:HTGC), the leading specialty finance company devoted to addressing the capital needs of venture capital and private equity-backed companies in the technology, clean technology, and life science industries at all stages of development, with over $2.0 billion in commitments since its founding, announced today its financial results for the third quarter ended September 30, 2010:

Third Quarter 2010 Highlights:

  Originated approximately $83.0 million in commitments to new and existing portfolio companies, $55.0 million of which was to new companies.
  Increased total investment income by approximately 8.0% to $15.6 million, compared to $14.5 million for the second quarter of 2010.
  Increased net investment income, or “NII”, during the quarter by approximately 19.0% to $8.1 million, compared to $6.9 million in the second quarter of 2010. Net investment income per share was $0.23 for the third quarter of 2010, compared to $0.19 per share in the second quarter of 2010, an increase of 21.0% on a per share basis.
  Increased distributable net operating income, or “DNOI”, by approximately 17.0% to $8.9 million compared to $7.6 million in the second quarter of 2010. DNOI per share was $0.25 for the third quarter, compared to $0.22 per share in the previous quarter.
  Increased net interest margin by approximately 9.0% to 12.3% for the third quarter of 2010, compared to 11.3% for the second quarter of 2010.
  Received approximately $51.0 million of principal repayments, including $30.0 million of early principal repayments, $10.6 million in working capital paydowns, and $10.4 million in scheduled principal payments.
  Total investment assets were approximately $407.5 million as of September 30, 2010 compared to $431.5 million as of June 30, 2010. The decline was primarily attributed to early repayments.
  Hercules annualized realized loss rate on total investments is approximately 35 basis points based on total commitments of $2.0 billion since commencing investing in October 2004.
  Declared twenty-first consecutive dividend since inception of $0.20 per share, payable on December 17, 2010, to shareholders of record as of November 10, 2010.

“Hercules is well positioned given its high level of liquidity during these uncertain times, as we turn to Q4 2010 and 2011,” said Manuel A. Henriquez, co-founder, chairman, and chief executive officer of Hercules. “We continue to execute, as evidenced by another strong quarter of earnings at $0.23 per share in NII and $0.25 of DNOI, despite approximately $30 million in early payoffs we experienced late in the quarter. Hercules continues to experience a strong and growing deal pipeline, with a dramatic increase in new investment activity picking up in October compared to the remarkably slow period in July and August.”

“Another key factor is the improved liquidity environment we are witnessing with venture stage companies, both in terms of M&A and IPO realizations. Hercules ended Q3 2010 with five companies in registration, one of which went effective in October. Hercules still has 89 warrant positions in technology and life sciences companies, which we expect to monetize some percentage of those into capital gains in the coming quarters or years. As of November 4, Hercules portfolio companies have achieved two successful IPOs, five completed mergers, four companies remain in IPO registration and two additional companies are anticipated to announce merger events before year end. We had anticipated completing at least 4 to 6 liquidity events in 2010, and we have now exceeded those expectations.”

“Lastly, as of November 4 we have approximately $200 million in liquidity, $100 million in signed term sheets, and unfunded commitments in excess of $120 million. This gives us solid visibility to further asset and earnings growth over the next two quarters,” concluded Henriquez.

Third Quarter Review and Operating Results

Investment Portfolio

As of September 30, 2010, over 97.0% of the Company’s debt investments were in a first lien position, and more than 84.0% of the debt investment portfolio is priced with a floating interest rate or floating interest rate with a LIBOR floor.

During the third quarter, Hercules’ closed commitments of approximately $68.0 million to both new and existing portfolio companies and restructured a $15.0 loan to one company. We funded approximately $41.0 million to new and existing portfolio companies during the third quarter of 2010.

The fair value of Hercules’ total investment portfolio at September 30, 2010, was approximately $407.5 million as compared to $431.5 million at the end of the second quarter of 2010. A break-down of the total investment portfolio by category, quarter over quarter, is highlighted below:

(at Fair Value, in $ Millions)
Period	Q3 2010	Q2 2010	Change ($)	Change %

Interest Earning Debt Investments
Loans	$349.1	$373.9	($24.8)	(6.6%)

Non-Interest Earning Equity
Equity Investment	$39.4	$37.6	$1.8	4.8%
Warrant Portfolio	$19.0	$20.0	($1.0)	(5.0%)

Total Investment Assets	$407.5	$431.5	($24.0)	(5.6%)

As of September 30, 2010, Hercules had unfunded debt commitments of over $122.0 million. Since these commitments may expire without being drawn, unfunded commitments do not necessarily represent future cash requirements or future earning assets for Hercules.

Hercules finished the third quarter with approximately $70.1 million in signed non-binding term sheets with six (6) companies, which generally convert to contractual commitments within approximately 45 to 60 days of signing. Non-binding term sheets are subject to completion of the Company’s due diligence, investment committee approval, and legal review, as well as the negotiation of definitive documentation with the prospective portfolio companies. It is important to note that not all signed non-binding term sheets are expected to close and do not necessarily represent any future cash requirements. Closed commitments generally fund 70-80% of the committed amount in aggregate over the life of the commitment.

During the third quarter, Hercules recorded approximately $19.0 million of net realized losses from its loan, warrant and equity investments. In addition, Hercules recorded approximately $3.0 million of net unrealized appreciation from its loans, warrant and equity investments related to fair value accounting requirements and overall public stock holding performance.

The effective yield on our debt investments during the third quarter of 2010 was approximately 16.2% which is slightly lower than the preceding quarter yield of approximately 16.7%, primarily driven by lower fee income realized in the third quarter of 2010. The effective yield is derived by dividing total income by the weighted average earning assets during the quarter which exclude non-interest earning assets such as warrants and equity investments.

Existing Warrants Portfolio and Potential Future Gains

Hercules held warrant positions in approximately 89 venture stage technology and life science portfolio companies, with a fair value of $19.0 million at September 30, 2010, as compared to $20.0 million at June 30, 2010. If these warrants were to be exercised, Hercules would be required to invest approximately an additional $64.0 million. Warrants may appreciate or depreciate in value depending largely upon the underlying portfolio company’s performance and overall market conditions. However, these warrants may not appreciate in value and, in fact, may decline in value, potentially rendering some of these warrants worthless.

As of September 30, 2010, Hercules had warrants in five (5) companies which had filed initial public offering, or “IPO”, registration statements, one of which, Aegerion Pharmaceuticals, completed its IPO in early October 2010.

Income Statement

Total investment income in the third quarter of 2010 was approximately $15.6 million compared to approximately $14.5 million in the second quarter of 2010, due to higher average balance of interest earning investments, notwithstanding $30.0 million of early principal repayments which occurred near the end of the quarter.

Interest expense and loan fees driven by borrowing activities were approximately $2.5 million during the third quarter of 2010 as compared to $2.4 million in the second quarter of 2010.

Total operating expenses declined approximately 4.4%, excluding interest expense and loan fees, for the third quarter of 2010 to $5.0 million, as compared to $5.3 million for the second quarter of 2010. This decrease is primarily attributed to lower compensation expense related to lower headcount and lower bonus accruals. Bonus accruals are reviewed and adjusted quarterly.

The realized loss of approximately $19.0 million in the quarter is due to the reclassification from the second quarter of an unrealized loss on one investment plus additional costs to shutdown the company in the third quarter. Cumulative net realized losses on investments since October 2004 totals $41.6 million. When compared to total commitments of approximately $2.0 billion over the same six year period, the net realized loss represents approximately 2.0% of total commitments, or an annualized loss rate of approximately 35 basis points.

Unrealized gains during the quarter were approximately $3.0 million attributed to the reclassification of the unrealized loss to realized loss on one company offset primarily by fair value adjustments on investments in one public company and one private company as well as fair value adjustments to the equity and warrant portfolio.

NII for the third quarter of 2010 was approximately $8.1 million, compared to the second quarter of 2010 of $6.9 million. The increase was primarily attributed to higher interest earned as previously highlighted above. NII for the third quarter of 2010 of $0.23 per share was based on 35.2 million basic shares outstanding, compared to approximately $0.19 per share based on 35.2 million basic shares outstanding in the second quarter of 2010.

Starting in the third quarter of 2010, Hercules will report distributable net operating income, or “DNOI”, in addition to NII, to help provide investors with additional information when comparing Hercules to other business development companies, or “BDCs”. DNOI for the third quarter was approximately $8.9 million or $0.25 per share, as compared to $7.6 million, or $0.22 per share in the second quarter. DNOI measures Hercules’ operating performance exclusive of employee stock compensation, which represents expense to the Company but does not require settlement in cash. DNOI does include paid-in-kind, or “PIK”, and back-end fees that generally are not payable in cash on a regular basis but rather at investment maturity. Hercules believes disclosing DNOI and the related per share measures are useful and appropriate supplements and not alternatives to GAAP measures for net operating income, net income, earnings per share and cash flows from operating activities.

Dividends

The Board of Directors declared a cash dividend of $0.20 per share that will be payable on December 17, 2010 to shareholders of record as of November 10, 2010. This dividend would represent the Company’s twenty-first consecutive dividend declaration since its initial public offering, bringing the total cumulative dividend declared to date to $5.81 per share.

During 2010 and as recently updated, our Board of Directors maintains a variable dividend policy with the objective of distributing four quarterly distributions in an amount that approximates 90 - 100% of our taxable quarterly income or potential annual income for a particular year. In addition, at the end of the year, we may also pay an additional special dividend or fifth dividend; such that we may distribute approximately all of our annual taxable income in the year it was earned, while maintaining the option to spill over our excess taxable.

The determination of the tax attributes of the Company's distributions is made annually as of the end of the Company's fiscal year based upon its taxable income for the full year and distributions paid for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of its distributions for a full year.

Share Repurchases

In August, Hercules extended its share repurchase program through February 2011. During the third quarter the Company did not repurchase shares of its common stock.

Liquidity and Capital Resources

The Company ended the third quarter with approximately $218.0 million in liquidity through credit facilities, subject to certain restrictions, and cash of approximately $83.0 million.

As of September 30, 2010, Hercules did not have any outstanding borrowings under either of its credit facilities with Wells Fargo or Union Bank. Hercules has a committed credit facility with Wells Fargo for approximately $50.0 million in initial credit capacity under a $300.0 million accordion or expandable credit facility as other additional lenders may be added to the facility over time to reach the total credit facilities potential of up to $300.0 million. Under the Union Bank credit facility Hercules has access to $20.0 million. The Company continues to be in discussions with various other potential lenders.

Pricing under the Wells Fargo and Union Bank credit facilities are LIBOR+3.25% with a floor of 5.0%, and LIBOR+2.25% with a floor of 4.0%, respectively.

As of September 30, 2010, the Company had approximately $160.0 million drawn under the SBIC program, as part of its total debenture commitment of $225.0 million. The Company has $65.0 million of remaining availability under the SBA commitment, subject to additional capital requirements of $12.5 million and compliance with SBA regulations.

During the quarter, the Company issued $29.4 million in SBIC debentures at an SBA historic low interest rate of 3.215% excluding annual fees, fixed for 10 years.

The Company had a weighted average cost of debt comprised of interest and fees of approximately 6.20% at September 30, 2010, versus 6.96% during the second quarter.

At September 30, 2010, our adjusted BDC leverage was 0.0% which excludes all SBIC debentures based our existing exemptive order from the SEC which allows BDC to exclude all SBIC leverage for the leverage test. Total leverage when excluding the SEC exemptive order is approximately 47.3% leverage ratio at September 30, 2010 which includes all SBIC debentures.

Based on Hercules' existing stockholders' equity coupled with the Company’s ability to exclude all if its SBA leverage (SBIC debentures) from its 200% asset coverage ratio, the Company has the potential to leverage its balance sheet up in excess of $500 million. However, there are no assurance that we may be able to find additional lenders to extend or provide additional credit facilities to fully utilize the Company’s available borrowing capacity or expand its existing credit facilities.

Net Asset Value

At September 30, 2010, the Company’s net assets were approximately $338.5 million compared to approximately $352.7 million as of June 30, 2010, representing net asset value per share of $9.36 and $9.80, respectively. This decrease in net assets is primarily attributable to fair value adjustments in the overall portfolio, of which a substantial portion was related to Infologix, a specific impairment to a private company, and other fair value adjustments.

Portfolio Asset Quality

As of September 30, 2010, grading of the debt portfolio, excluding warrants and equity investments, was as follows:

Grade 1 $12.0 million or 3.4% of the total portfolio

Grade 2 $254.5 million or 72.9% of the total portfolio

Grade 3 $71.8 million or 20.6% of the total portfolio

Grade 4 $10.4 million or 3.0% of the total portfolio

Grade 5 $0.4 million or 0.1% of the total portfolio

At September 30, 2010, the weighted average loan grade of the portfolio was 2.34, compared with 2.33 as of June 30, 2010, on a scale of 1 to 5, with 1 being the highest quality. Hercules generally adjusts the grading down on its portfolio companies as they approach the need for additional equity capital.

Portfolio Diversification

Hercules’ portfolio diversification as of September 30, 2010, was as follows:

  21.5% in software companies
  13.0% in consumer and business product companies
  12.6% in drug discovery companies
  12.2% in communications and networking companies
  9.9% in specialty pharmaceutical companies
  8.7% in drug delivery companies
  5.1% in therapeutic companies
  3.8% in clean technology
  2.3% in surgical device companies
  2.2% in information services
  2.1% in Internet companies
  2.1% in electronics and computer hardware companies
  2.1% in diagnostic companies
  1.6% in biotechnology tools companies
  0.5% in semiconductor companies
  0.3% in media/content/info companies

Subsequent Events

1. As of November 2, 2010, Hercules has:

a. Closed commitments of $44.0 million to new portfolio companies and funded approximately $26.4 million since the close of the third quarter.

b. Pending commitments (signed term sheets) of over $103.0 million.

c. Entered into over $468.0 million in closed and pending commitments (signed non-binding term sheets) since the beginning of the year. The table below summarizes our year-to-date closed and pending commitments as follows:

2010 Closed Commitments and Pending Commitments (in millions)
1st Half 2010 Closed Commitments (a)	$ 253.3
Q3-10 Closed Commitments (a)	$ 67.8
Year to Date, through Q3-10 Closed Commitments (a)	$ 321.1
Q4-10 Closed Commitments (as of 11-02-2010)	$ 44.0
Total 2010 Closed Commitments(b)	$ 365.1

Pending Commitments (as of 11-02-2010)(c)	$ 103.3
Total	$ 468.4

Notes:

a. Year to Date Closed Commitments excludes $74.2 million of existing credit restructures and renewals.

b. Not all Closed Commitments result in future cash requirements. Commitments generally fund over the two succeeding quarters from close.

c. Not all pending commitments (signed non-binding term sheets) are expected to close and do not necessarily represent any future cash requirements.

2. In October 2010, Aegerion Pharmaceuticals, Inc. (NASDAQ:AEGR) completed its IPO of 5,000,000 shares of its common stock at $9.50 per share, before underwriting discounts and commissions. As of November 2, 2010 Hercules would have had an unrealized gain of approximately $1.0 million based on the close price of $10.25, which is not reflected in the third quarter and will change based on market conditions.

3. In October 2010, PSS Systems was acquired by IBM (NYSE: IBM) for an undisclosed amount. The PSS investment generated a total internal rate of return of 13.5%.

4. In October, 2010, Aveo Pharmaceuticals announced the execution of a securities purchase agreement for a private placement, or “PIPE”, financing. Upon the closing of the PIPE financing, AVEO will receive gross proceeds of approximately $61 million resulting from the sale of 4.5 million shares of common stock.

5. On October 21, 2010, InfoLogix, a controlled portfolio company of Hercules, received notice that the NASDAQ Listing Qualifications Panel had determined to delist its common stock from the NASDAQ Stock Market and suspended trading of its common stock effective with the open of trading on October 21, 2010, as a result of InfoLogix’s non-compliance with the minimum $2.5 million stockholders’ equity requirement, set forth in NASDAQ Listing Rule 5550(b)(2). The closing price of InfoLogix’s common stock on October 20, 2010 was $4.28 compared to a closing price of $2.40 on October 21, 2010. The closing price on September 30, 2010 was $4.22. Furthermore, Hercules advanced an additional $2.9 million in October. Infologix continues to explore strategic options as previously disclosed by the company.

Conference Call

Hercules has scheduled its 2010 third quarter financial results conference call for November 4, 2010 at 2:00 p.m. PDT (5:00 p.m. EDT). To listen to the call, please dial (877) 304-8957 or (408) 427-3709 approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately three hours after the conclusion of the call and will remain available for seven days. To access the replay, please dial (800) 642-1687 or (706) 645-9291 and enter the passcode 12257534 .

Hercules Technology Growth Capital, Inc. is a NASDAQ traded specialty finance firm providing customized loans to public and private companies in the technology, clean technology, and life science industries, at all stages of development. Since its founding in 2003, Hercules has committed over $2.0 billion in flexible financing solutions to over 150 companies, enabling these companies to maximize their equity by leveraging these assets. Hercules’ strength comes from its deep understanding of credit and the industries it serves, allowing it to partner with venture capital and private equity companies for a less dilutive source of growth capital helping companies to bridge through their critical stages of growth. Hercules offers a full suite of growth capital products at all levels of the capital structure, ranging from $500,000 to $30 million, lines of credit to term loans. The company is headquartered in Palo Alto, California and has additional offices in Massachusetts and Colorado. Providing capital to publicly-traded or privately-held companies backed by leading venture capital and private equity firms involves a high degree of credit risk and may result in potential losses of capital. For more information, please visit www.htgc.com.

Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Forward-Looking Statements:

The statements contained in this release that are not purely historical are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market, and other factors we identify from time to time in our filings with the Securities and Exchange Commission. Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES
(in thousands, except per share data)

	September 30,
	2010	December 31,
	(unaudited)	2009
Assets
Investments:
Non-Control/Non-Affiliate investments (cost of $397,924 and $353,648, respectively)	$370,720	$335,979
Affiliate investments (cost of $2,880 and $2,880, respectively)	2,846	2,274
Control investments (cost of $26,992 and $23,823, respectively)	33,935	32,184
Total investments, at value (cost of $427,796 and $380,351, respectively)	407,501	370,437
Deferred loan origination revenue	(5,033)	(2,425)
Cash and cash equivalents	83,011	124,828
Interest receivable	11,512	10,309
Other assets	7,291	5,818

Total assets	504,282	508,967

Liabilities
Accounts payable and accrued liabilities	5,733	11,852
Long-term SBA Debentures	160,000	130,600

Total liabilities	165,733	142,452

Net assets	$338,549	$366,515

Net assets consist of:
Common stock, par value	36	35
Capital in excess of par value	409,389	409,036
Unrealized appreciation (depreciation) on investments	(22,247)	(10,028)
Accumulated realized gains (losses) on investments	(43,273)	(28,129)
Distributions in excess of investment income	(5,356)	(4,399)

Total net assets	$338,549	$366,515

Shares of common stock outstanding ($0.001 par value, 60,000 authorized)	36,158	35,634

Net asset value per share	$9.36	$10.29

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited)
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Investment income:
Interest income
Non-Control/Non-Affiliate investments	$13,356	$13,008	$35,649	$43,945
Affiliate investments	-	-	-	153
Control investments	766	1,605	2,487	4,347
Total Interest Income	14,122	14,613	38,136	48,445
Fees
Non-Control/Non-Affiliate investments	1,524	2,218	4,285	7,923
Affiliate investments	-	-	-	19
Control investments	-	850	246	1,224
Total fees	1,524	3,068	4,531	9,166
Total investment income	15,646	17,681	42,667	57,611
Operating expenses:
Interest	2,139	2,050	6,237	7,315
Loan fees	333	308	936	1,583
General and administrative	1,680	2,105	5,220	5,455
Employee compensation:
Compensation and benefits	2,594	2,401	7,691	8,113
Stock-based compensation	752	470	1,959	1,418
Total employee compensation	3,346	2,871	9,650	9,531
	-	-	-	-
Total operating expenses	7,498	7,334	22,043	23,884

Net investment income	8,148	10,347	20,624	33,727

Net realized gain (loss) on investments	(18,865)	(14,173)	(15,144)	(19,506)
Net increase (decrease) in unrealized appreciation on investments	2,894	17,516	(12,218)	(9,108)
Net realized and unrealized gain (loss)	(15,971)	3,343	(27,362)	(28,614)
Net increase (decrease) in net assets resulting from operations	$(7,823)	$13,690	$(6,738)	$5,113

Net investment income before investment gains and losses per common share:
Basic	$0.23	$0.30	$0.57	$0.98

Change in net assets per common share:
Basic	$(0.23)	$0.39	$(0.20)	$0.14

Diluted	$(0.23)	$0.38	$(0.20)	$0.14

Weighted average shares outstanding
Basic	35,208	34,981	35,227	34,282

Diluted	35,208	35,576	35,227	34,607

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
NON GAAP FINANCIAL MEASURES
(in thousands, except per share data)

Schedule 1
	Three Months Ended September 30,
	2010	2009

Reconcilation of Adjusted NII to Net Investment Income
Net investment income	$8,148	$10,347
Dividends paid on unvested restricted shares(1)	(169)	(148)
Net investment income, net of dividends paid on unvested shares	$7,979	$10,199

Net investment income before investment gains and losses per common share:(2)
Basic	$0.23	$0.29

Adjusted Net investment income before investment gains and losses per common share:(3)
Basic	$0.23	$0.29

Weighted average shares outstanding
Basic	35,208	34,981

(1) Unvested restricted shares as of the dividend record date in the third quarter of 2010 and 2009 was approximately 798,000 and 493,000, respectively.
(2) Net investment income per share is calculated as the ratio of income and losses allocated to common shareholders divided by shares outstanding.

(3) Adjusted net income per share is calculated as Net investment income per share, adding dividends paid on unvested restricted shares to the amounts of income and losses allocated to common shareholders

Adjusted net investment income per basic and diluted share,” Adjusted NII” consists of GAAP net investment income, excluding the impact of dividends paid on unvested restricted common stock divided by the weighted average basic and fully diluted share outstanding for the period under measurement. For reporting purposes, Hercules calculates net investment income per share and change in net assets per share on a basic and fully diluted basis by applying the two-class method, under GAAP. This GAAP method excludes unvested restricted shares and the pro rata earnings associated with the shares from per share calculations.

Hercules believes that providing Adjusted NII affords investors a view of results that may be more easily compared to other companies and enables investors to consider the Company’s results on both a GAAP and Adjusted basis. Adjusted NII should not be considered as an alternative to, as an independent indicator of the Company’s operating performance, or as a substitute for Net Investment Income per basic and diluted share (each computed in accordance with GAAP). Instead, Adjusted NII should be reviewed in connection with Hercules’ consolidated financial statements, to help analyze how the Company is performing. Investors should use Non-GAAP measures only in conjunction with its reported GAAP results.

Schedule 2
	Three Months Ended September 30,		Nine Months Ended September 30,
Reconciliation of DNOI to Net investment income	2010	2009	2010	2009
Net investment income	$8,148	$10,347	$20,624	$33,727
Stock-based compensation	752	470	1,959	1,418
DNOI	$8,900	$10,817	$22,583	$35,145

DNOI per share-weighted average common shares
Basic	0.25	0.31	0.64	1.03

Weighted average shares outstanding
Basic	35,208	34,981	35,227	34,282

Distributable Net Operating Income, “DNOI” represents net investment income as determined in accordance with U.S. generally accepted accounting principles, or GAAP, adjusted for amortization of employee restricted stock awards and stock options. Hercules views DNOI and the related per share measures as useful and appropriate supplements to net operating income, net income, earnings per share and cash flows from operating activities. These measures serve as an additional measure of Hercules’ operating performance exclusive of employee restricted stock amortization, which represents expenses of the Company but does not require settlement in cash. DNOI does include paid-in-kind, or PIK, interest and back end fee income which are generally not payable in cash on a regular basis, but rather at investment maturity or when declared. DNOI should not be considered as an alternative to net operating income, net income, earnings per share and cash flows from operating activities (each computed in accordance with GAAP). Instead, DNOI should be reviewed in connection with net operating income, net income (loss), earnings (loss) per share and cash flows from operating activities in Hercules’ consolidated financial statements, to help analyze how Hercules’ business is performing.

CONTACT:
Hercules Technology Growth Capital, Inc.
Main, 650-289-3060 HT-HN
info@htgc.com
Sally Borg, 650-289-3066
sborg@htgc.com